UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 9, 2022

ENERPAC TOOL GROUP CORP.
(Exact name of Registrant, as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WISCONSIN 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (262) 293-1500

Former name or address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.20 per share	EPAC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On September 9, 2022, Enerpac Tool Group Corp. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the initial subsidiary borrowers party thereto, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent.

The Credit Agreement provides for a $400 million revolving credit facility, with a sublimit of $200 million for borrowings denominated in Euros, Pounds Sterling or other mutually acceptable foreign currencies, and a $200 million term loan. The Company will have the option to request to increase the loan facilities under the Credit Agreement and/or to enter into one or more additional tranches of term loans in an aggregate amount of up to $300 million, subject to customary conditions, including the commitment of the participating lenders. Borrowings under both the revolving credit and term loan facilities will mature on September 9, 2027. Borrowings under the Credit Agreement are secured by substantially all personal property assets of the Company and its domestic subsidiary guarantors (other than certain specified excluded assets) and certain of the equity interests of certain subsidiaries of the Company. The $200 million term loan is required to be repaid in principal installments of $0.625 million per quarter beginning on March 1, 2023, increasing to $1.250 million per quarter beginning on March 1, 2024, and increasing to $2.500 million per quarter beginning on March 1, 2026, with the remaining balance due at maturity.

Borrowings under the Credit Agreement initially bear interest at adjusted term SOFR plus 1.125% per annum. The interest rate spreads above adjusted term SOFR or the base rate are subject to adjustments based on the Company’s net leverage ratio, ranging from 1.125% to 1.875% per annum in the case of loans bearing interest at adjusted term SOFR and from 0.125% to 0.875% per annum in the case of loans bearing interest at the base rate. In addition, a non-use fee is payable quarterly on the average daily unused portion of the revolving credit facility ranging from 0.150% to 0.275% per annum, based on the Company’s net leverage ratio.

The Credit Agreement contains customary limits and restrictions concerning, among other things, investments, dispositions of assets, indebtedness, liens on assets and dividends and other distributions. The Credit Agreement also contains financial covenants requiring the Company to not permit (i) the net leverage ratio, determined as of the end of each of its fiscal quarters, to exceed 3.75 to 1.00 (or, at the Company’s election and subject to certain conditions, 4.25 to 1.00 for the testing period during which certain material acquisitions occur and the next succeeding four testing periods) and (ii) the interest coverage ratio, determined as of the end of each of its fiscal quarters, to be less than 3.00 to 1.00.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the lenders may, among other things, terminate their obligations under the Credit Agreement and require the borrowers to repay all amounts thereunder. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, the lenders’ obligations under the Credit Agreement will automatically terminate and all amounts outstanding under the Credit Agreement will automatically become due and payable.

The description of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 1.02     Termination of Material Definitive Agreement.

In connection with its entry into the Credit Agreement, on September 9, 2022, the Company terminated and repaid all indebtedness outstanding under the Credit Agreement (the “Prior Credit Agreement”) dated as of March 29, 2019 among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Prior Credit Agreement initially provided for a $400 million revolving credit facility and a $200 million term loan. Borrowings under the Prior Credit Facility were scheduled to fully mature on March 29, 2024.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
.
The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03. Initial borrowings under the Credit Agreement were applied to repay outstanding indebtedness under the Prior Credit Agreement, as well as to fund the payment of applicable fees and other transaction expenses.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
Number	Description
10.1
Credit Agreement dated as of September 9, 2022 among Enerpac Tool Group Corp., the initial subsidiary borrowers party thereto, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2022
ENERPAC TOOL GROUP CORP.

	By:	/s/ James Denis
James Denis
Acting General Counsel and Secretary